Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE:	August 14, 2012
For Further Information:	Eloise L. Mackus, CEO
Phone: 330.576.1208
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES RESULTS FOR THE QUARTER AND

YEAR TO DATE PERIODS ENDED JUNE 30, 2012

Highlights

•	Nonperforming loans decreased by $3.1 million, or 38% since December 31, 2011.

•	Criticized and classified loans decreased by $8.9, million, or 21% since December 31, 2011.

•	Past due loans decreased by $626,000, or 11% since December 31, 2011.

•	Provision for loan losses decreased by 54% and 78%, respectively, for the quarter and year to date periods ended June 30, 2012.

Fairlawn, Ohio – August 14, 2012 – Central Federal Corporation (Nasdaq: CFBK) announced a net loss of $684,000, or $(.96) per diluted common share, for the quarter ended June 30, 2012, compared to a net loss of $1.9 million, or $(2.45) per diluted common share, for the quarter ended June 30, 2011.

For the six months ended June 30, 2012, the net loss totaled $1.4 million, or $(1.99) per diluted common share, compared to a net loss of $3.6 million, or $(4.65) per diluted common share for the six months ended June 30, 2011.

The $1.2 million, or 64.3%, decrease in the net loss for the three months ended June 30, 2012 was primarily due to a $232,000 decrease in the provision for loan losses, a $1.2 million decrease in noninterest expense and a $198,000 increase in noninterest income, partially offset by a $429,000 decrease in net interest income, compared to the three months ended June 30, 2011.

The $2.2 million, or 60.8%, decrease in the net loss for the six months ended June 30, 2012 was primarily due to a $1.5 million decrease in the provision for loan losses, a $1.5 million decrease in noninterest expense and a $200,000 increase in noninterest income, partially offset by a $901,000 decrease in net interest income, compared to the same period last year.

Management’s ongoing assessment of CFBank’s loan portfolio resulted in a decrease of $232,000 and $1.5 million, respectively, in the provision for loan losses for the three and six months ended June 30, 2012, compared to the same periods last year. The decrease in the provision in current year periods was due to a decrease in nonperforming loans, classified and criticized loans, past due loans and overall loan portfolio balances since the beginning of the year. Nonperforming loans decreased $3.1 million, or 37.9%, and totaled $5.2 million at June 30, 2012, compared to $8.3 million at December 31, 2011. Criticized and classified loans decreased $8.9 million, or 21.4%, and totaled $32.8 million at June 30, 2012, compared to $41.7 million at December 31, 2011. Past due loans decreased $626,000, or 11.3%, and totaled $4.9 million at June 30, 2012, compared to $5.6 million at December 31, 2011. Overall loan portfolio balances decreased $19.5 million, or 12.4%, during the six months ended June 30, 2012. The ratio of the allowance for loan losses (ALLL) to total loans was 3.94% at June 30, 2012, compared to 3.89% at December 31, 2011.

Eloise L. Mackus, CEO, commented, “Our progress continues at a steady pace. We began our workout efforts in June of 2010. From then until June of 2011, nonperforming loans and criticized and classified loans decreased 52% and 33%, respectively. Over the past year, nonperforming loans and criticized and classified loans decreased by another 38% and 21%, respectively. We remain committed to the continued improvement of our asset quality.”

Net interest income decreased $429,000 and $901,000, respectively, for the three and six months ended June 30, 2012 compared to the prior year periods. The decrease was due to a lower margin in the current year periods. Net interest margin totaled 2.30% and 2.26%, respectively, for the three and six months ended June 30, 2012, compared to 2.44% and 2.55%, respectively, for the three and six months ended June 30, 2011. The level of on-balance-sheet liquidity, which was invested in low-yielding overnight investments, and a decrease in the average balance of loans outstanding negatively impacted net interest margin during the current year periods. See the section titled “Net interest income” for additional details.

Noninterest expense decreased $1.2 million, or 37.8%, and totaled $2.0 million for the three months ended June 30, 2012, compared to $3.3 million for the three months ended June 30, 2011. Noninterest expense decreased $1.5 million, or 26.7%, and totaled $4.0 million for the six months ended June 30, 2012, compared to $5.5 million for the six months ended June 30, 2011. The decrease in noninterest expense during the current year periods was primarily due to decreases in salaries and employee benefits, professional fees, foreclosed assets expense and depreciation expense.

The Company modified the terms of its registered common stock offering previously announced on August 9, 2011, and filed post-effective amendments to its registration statement with the Securities and Exchange Commission, which was declared effective on June 14, 2012. The terms of the restructured registered common stock offering included a rights offering of up to $18.0 million and a $4.5 million offering to a group of standby purchasers, as well as a public offering of any unsold shares. Under the terms of the rights offering, all holders of the Company’s common stock as of the record date, June 14, 2012, received, at no charge, one subscription right for each share of common stock held as of the record date. Each subscription right entitled the holder of the right to purchase 14.5329 shares of Company common stock at a subscription price of $1.50 per share. The rights offering period expired on July 16, 2012, and unsubscribed shares were made available to the public beginning on July 17, 2012 at $1.50 per share. The public offering of unsubscribed shares of common stock ends on or before August 14, 2012. The Company separately entered into a series of standby purchase agreements with a group of investors led by Timothy T. O’Dell, Thad R. Perry and Robert E. Hoeweler. Under the standby purchase agreements, the standby purchasers will acquire 3.0 million shares of Company common stock at a price of $1.50 per share. The standby purchasers have conditioned their purchase of shares of common stock upon the receipt by the Company of at least $13.5 million in net proceeds from the rights offering and public offering.

On June 6, 2012, the Company announced that the U.S. Department of Treasury (Treasury) had agreed that if the Company raises $22.5 million, the maximum of the offering range, in the Company’s restructured registered common stock offering, then Treasury will allow the Company to redeem the Preferred Stock and warrant and forgive all accrued but unpaid dividends on the Preferred Stock issued in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program (together, the “TARP Securities”) for a total of $3.0 million, resulting in a discount of approximately $5.0 million. No redemption of the TARP Securities will occur if less than $22.5 million is raised in the stock offering. On July 13, 2012, the Company received regulatory approval of the agreement with Treasury from the Federal Reserve Bank of Cleveland. Redemption of the TARP Securities will also require regulatory approval from the Office of the Comptroller of the Currency (OCC).

On July 13, 2012, the Company also announced that the Board of Governors of the Federal Reserve System (FED) and the OCC have not objected to the appointment of Timothy T. O’Dell, founder and principal of Chetwood Group, a strategic business advisory firm, and former president and chief executive officer of Fifth Third Bank of Central Ohio; Thad R. Perry, former senior partner of Accenture; Robert E. Hoeweler, chief executive officer of a group of companies owned by the Hoeweler family; James Howard Frauenberg, II, principal owner of Addison Holdings, LLC, which manages investments of private individuals and has been active in opening new franchises for two retail chains, Five Guys and Flip Flops; and Donal Malenick, former chief executive officer of Columbus Steel Castings and president of Worthington Steel; as directors of the Company upon completion of the stock offering. In addition, the FED and the OCC have not objected to the appointment of Mr. Hoeweler as Chairman of the Board, Mr. O’Dell as Chief Executive Officer and Mr. Perry as President of the Company upon completion of the stock offering.

Pro forma book value per share at June 30, 2012 totaled $1.38 and $1.68 per share, respectively, assuming net proceeds at the minimum and maximum range of the offering and the redemption of the TARP Securities at the maximum of the offering range. We are seeking to avoid in the offering, and will continue to seek to avoid in the future, an ownership change in an effort to preserve the Company’s net operating loss carryforwards, which totaled $19.5 million as of December 31, 2011. If preserved, these net operating loss carryforwards could be used to reduce taxes on future income. There is no assurance that this can be achieved.

Jerry F. Whitmer, Chairman of the Board, added, “We believe the Company’s continuing progress in improved asset quality, coupled with a stronger capital position if the capital infusion is successful, will enable the Company to deliver significantly improved financial results going forward.”

Net interest income

Net interest income totaled $1.2 million for the quarter ended June 30, 2012 and decreased $429,000, or 26.2%, compared to $1.6 million for the quarter ended June 30, 2011. The margin decreased 14 basis points (bp) to 2.30% in the second quarter of 2012, compared to 2.44% in the second quarter of 2011. The decrease in margin was due to a larger decrease in the yield on interest-earning assets than in the cost of interest-bearing liabilities. The average yield on interest-earning assets decreased 23 bp and the average cost of interest-bearing liabilities decreased 14 bp in the quarter ended June 30, 2012, compared to the quarter ended June 30, 2011. The average yield on interest-earning assets decreased due to a decrease in both average loan and securities balances, a decrease in the average yield on these assets and a decrease in average other earning asset balances. The average cost of interest-bearing liabilities decreased due to the sustained low market interest rate environment and reduced deposit pricing in the current year quarter.

Net interest income totaled $2.5 million for the six months ended June 30, 2012 and decreased $901,000, or 26.7%, compared to $3.4 million for the six months ended June 30, 2011. The margin decreased 29 bp to 2.26% for the six months ended June 30, 2012, compared to 2.55% for the prior year period. The decrease in margin was due to a larger decrease in the yield on interest-earning assets than in the cost of interest-bearing liabilities. The average yield on interest-earning assets decreased 38 bp and the average cost of interest-bearing liabilities decreased 10 bp for the six months ended June 30, 2012, compared to the prior year period. The average yield on interest-earning assets decreased due to a decrease in both the average loan and securities balances, a decrease in the average yield on these assets and an increase in average other earning asset balances, primarily cash, which provide lower yields than loans. The average cost of interest-bearing liabilities decreased due to the sustained low market interest rate environment and reduced deposit pricing in the current year period.

Interest income totaled $1.9 million and decreased $679,000, or 26.4%, for the quarter ended June 30, 2012, compared to $2.6 million for the quarter ended June 30, 2011. Interest income totaled $3.9 million and decreased $1.3 million, or 25.1%, for the six months ended June 30, 2012, compared to $5.2 million for the six months ended June 30, 2011. The decrease in interest income was primarily due to a decrease in interest income on loans in both current year periods.

Interest expense decreased $250,000, or 26.8%, to $683,000 for the second quarter of 2012, compared to $933,000 in the second quarter of 2011. Interest expense decreased $411,000, or 22.3%, to $1.4 million for the six months ended June 30, 2012, compared to $1.8 million for the six months ended June 30, 2011. The decrease in interest expense resulted from lower deposit costs and a decrease in the average balance of deposits and borrowings, partially offset by higher borrowing costs in both current year periods.

Provision for loan losses

The provision for loan losses totaled $200,000 for the quarter ended June 30, 2012 and decreased $232,000, or 53.7%, compared to $432,000 for the quarter ended June 30, 2011. The provision for loan losses totaled $400,000 for the six months ended June 30, 2012, and decreased $1.5 million, or 78.4%, compared to $1.9 million for the six months ended June 30, 2011. The decrease in the provision for loan losses for the three and six months ended June 30, 2012 was due to a 27.9% decrease in nonperforming loans, a 40.5% decrease in past due loans, a 25.5% decrease in criticized and classified loans and a 23.3% decrease in overall loan portfolio balances from June 30, 2011. Additionally, net charge-offs decreased 77.0% and 69.5%, respectively, during the three and six months ended June 30, 2012, compared to the prior year periods.

Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $3.1 million, or 37.9%, and totaled $5.2 million at June 30, 2012, compared to $8.3 million at December 31, 2011. The decrease in nonperforming loans was due to loan payments and proceeds from the sale of underlying collateral of various loans, and, to a lesser extent, $666,000 in loan charge-offs, partially offset by $1.5 million in additional loans that became nonperforming during the six months ended June 30, 2012. The $3.0 million decrease in nonperforming multi-family residential real estate loans was primarily due to a loan which became performing during the six months ended June 30, 2012, where the borrower had established a sustained period of repayment performance, the loan is current and repayment of the remaining contractual payments is expected. The $1.5 million in loans that became nonperforming during the six months ended June 30, 2012 were primarily related to four commercial real estate loans which totaled $1.2 million at June 30, 2012, and one commercial loan that totaled $132,000 at June 30, 2012. The ratio of nonperforming loans to total loans improved to 3.74% at June 30, 2012, compared to 5.28% at December 31, 2011.

Nonaccrual loans include some loans that were modified and identified as troubled debt restructurings (TDRs) and the loans are not performing. TDRs included in nonaccrual loans totaled $540,000 at June 30, 2012 and $3.0 million at December 31, 2011. The decrease in TDRs included in nonaccrual loans was primarily due to loans which became performing during the current year period and repayments with proceeds from sales of collateral underlying the loans.

Nonaccrual loans at June 30, 2012 and December 31, 2011 do not include $6.3 million and $4.6 million, respectively, in TDRs where customers have established a sustained period of repayment performance, generally six months, loans are current according to their modified terms and repayment of the remaining contractual payments is expected. These loans are included in total impaired loans.

Individually impaired loans totaled $10.8 million at June 30, 2012 and decreased $1.3 million, or 11.1%, from $12.1 million at December 31, 2011. The decrease was due to $2.1 million in payoffs of impaired loans and $743,000 in loan charge-offs, partially offset by loans that became impaired during the six months ended June 30, 2012. The amount of the ALLL specifically allocated to individually impaired loans totaled $915,000 at June 30, 2012 and $897,000 at December 31, 2011.

The level of CFBank’s criticized and classified loans continues to be negatively impacted by the duration and lingering nature of the current recessionary economic environment and its continued detrimental effects on some of our borrowers, including deterioration in client business performance, declines in borrowers’ cash flows and lower collateral values. The levels of criticized and classified loans decreased during the six months ended June 30, 2012. Loans designated as special mention decreased $203,000, or 1.3%, and totaled $16.0 million at June 30, 2012, compared to $16.2 million at December 31, 2011. Loans classified as substandard decreased $8.3 million, or 33.2%, and totaled $16.8 million at June 30, 2012, compared to $25.1 million at December 31, 2011. No loans were classified as doubtful at June 30, 2012, compared to $407,000 at December 31, 2011. The decrease in criticized and classified loans was due to principal repayments and payoffs, charge-offs and, to a lesser extent, risk classification improvements during the six months ended June 30, 2012.

Total past due loans decreased $626,000, or 11.3%, and totaled $4.9 million at June 30, 2012, compared to $5.6 million at December 31, 2011. Past due loans totaled 3.58% of the loan portfolio at June 30, 2012, compared to 3.53% at December 31, 2010. The decrease in the balance of past due loans was primarily due to lower delinquencies in the multi-family residential and single-family residential loan segments, partially offset by an increase in delinquencies in the commercial, commercial real estate and consumer loan segments. The increase in the delinquency rate is primarily related to a 12.4% decrease in overall loan balances.

Noninterest income

Noninterest income for the quarter ended June 30, 2012 totaled $340,000 and increased $198,000 compared to the quarter ended June 30, 2011. This increase was primarily due to $143,000 in net gains on sales of securities during the quarter ended June 30, 2012. The gains on sales positively impacted CFBank’s core capital ratio. There were no sales of securities in the prior year quarter. The increase in noninterest income was also due to a $68,000 increase in net gains on sales of loans.

Noninterest income for the six months ended June 30, 2012 totaled $498,000 and increased $200,000, or 67.1%, compared to $298,000 for the six months ended June 30, 2011. This increase was primarily due to $143,000 in net gains on sales of securities during the six months ended June 30, 2012. There were no sales of securities in the prior year period. The increase in noninterest income was also due to a $71,000 increase in net gains on sales of loans.

Net gains on sales of loans totaled $92,000 for the second quarter of 2012 and increased $68,000, compared to $24,000 for the second quarter of 2011. The increase in net gains on sales of loans in the current year quarter was due to higher fees earned on sales than in the prior year quarter, partially offset by lower mortgage loan originations and, consequently, fewer loan sales. Gross fees earned on loan sales totaled 2.38% of loans originated for the quarter ended June 30, 2012, compared to 2.15% in the prior year quarter. Originations totaled $5.5 million for the quarter ended June 30, 2012 and decreased $909,000, or 14.1%, compared to $6.4 million in the prior year quarter.

Net gains on sales of loans totaled $135,000 for the six months ended June 30, 2012 and increased $71,000, or 110.9%, compared to $64,000 for the six months ended June 30, 2011. The increase in net gains on sales of loans in the current year period was due to higher fees earned on sales than in the prior year period, partially offset by lower mortgage loan originations and, consequently, fewer loan sales. Gross fees earned on loan sales totaled 2.20% of loans originated during the six months ended June 30, 2012, compared to 1.50% in the prior year period. Originations totaled $11.7 million for the six months ended June 30, 2012 and decreased $7.2 million, or 38.2%, compared to $18.9 million in the prior year period.

The increase in gross fees earned on loan sales was due to a change in pricing strategies implemented since the prior year periods. The decrease in originations was primarily due to CFBank having five fewer mortgage loan originators in the current year periods. The number of originators decreased as a result of attrition and termination of originators with low production.

Noninterest expense

Noninterest expense decreased $1.2 million, or 37.8%, and totaled $2.0 million for the second quarter of 2012, compared to $3.3 million for the second quarter of 2011. Noninterest expense decreased $1.5 million, or 26.7%, and totaled $4.0 million for the six months ended June 30, 2012, compared to $5.5 million for the six months ended June 30, 2011. The decrease in noninterest expense during the three and six months ended June 30, 2012 was primarily due to decreases in salaries and employee benefits, professional fees, foreclosed assets expense and depreciation expense.

Salaries and employee benefits decreased $80,000, or 7.7%, and totaled $953,000 for the three months ended June 30, 2012, compared to $1.0 million in the prior year quarter. Salaries and employee benefits decreased $130,000, or 6.3%, and totaled $1.9 million for the six months ended June 30, 2012, compared to $2.1 million for the prior year period. The decrease in both the three and six months ended June 30, 2012 was primarily related to lower compensation cost due to lower staffing levels in the current year periods.

Professional fees decreased $59,000, or 22.9%, and totaled $199,000 for the three months ended June 30, 2012, compared to $258,000 for the three months ended June 30, 2011. Professional fees decreased $142,000, or 25.4%, and totaled $417,000 for the six months ended June 30, 2012, compared to $559,000 for the prior year period. The decrease in both the three and six month periods was due to lower loan-related legal expense, as a result of a decrease in nonperforming, criticized and classified loans, and lower professional fees related to regulatory compliance compared to the prior year periods.

Foreclosed assets expense decreased $964,000, or 83.7%, and totaled $188,000 for the three months ended June 30, 2012, compared to $1.2 million for the three months ended June 30, 2011. Foreclosed assets expense decreased $979,000, or 82.6%, and totaled $206,000 for the six months ended June 30, 2012, compared to $1.2 million for the prior year period. The decrease was primarily related to a $1.1 million charge in the prior year period related to a commercial real estate property held in foreclosed assets, compared to charges of $182,000 in the current year period. Management expects that foreclosed assets expense may continue at current levels or increase as we continue our workout efforts related to current foreclosed assets and nonperforming and other loans with credit issues, which may result in additional foreclosed properties.

Depreciation expense decreased $42,000, or 40.4%, and totaled $62,000 for the three months ended June 30, 2012, compared to $104,000 for the three months ended June 30, 2011. Depreciation expense decreased $89,000, or 40.8%, and totaled $129,000 for the six months ended June 30, 2012, compared to $218,000 for the prior year period. The decrease was due to certain assets being fully depreciated at December 31, 2011.

The ratio of noninterest expense to average assets improved to 3.54% for the quarter ended June 30, 2012, compared to 4.57% for the quarter ended June 30, 2011. The ratio of noninterest expense to average assets improved to 3.38% for the six months ended June 30, 2012, compared to 3.81% for the six months ended June 30, 2011. The ratio of noninterest expense to average assets for the three and six months ended June 30, 2011 was negatively impacted by the $1.1 million charge related to foreclosed assets.

The efficiency ratio increased to 143.98% for the quarter ended June 30, 2012, compared to 118.91% for the quarter ended June 30, 2011. The efficiency ratio increased to 140.52% for the six months ended June 30, 2012, compared to 116.91% for the six months ended June 30, 2011. The increase in the efficiency ratio for the three and six months ended June 30, 2012 was primarily due to a decrease in net interest income in the current year periods.

Balance sheet activity

Assets totaled $225.6 million at June 30, 2012 and decreased $25.3 million, or 10.1%, from $250.9 million at December 31, 2011. The decrease was primarily due to an $18.8 million decrease in net loan balances and a $6.3 million decrease in cash and cash equivalents.

Cash and cash equivalents totaled $55.2 million at June 30, 2012 and decreased $6.3 million, or 10.1%, from $61.4 million at December 31, 2011. The decrease in cash and cash equivalents was primarily due to funding deposit withdrawals and repayment of matured Federal Home Loan Bank (FHLB) borrowings in the current year period, partially offset by funds provided by a decrease in net loan balances.

The sustained high level of cash and cash equivalents was a result of management’s decision to build liquidity, prior to receipt of a Consent Order to Cease and Desist effective May 2011 with CFBank’s regulator, to deal with potential regulatory restrictions, including those on brokered deposits, potential retail deposit outflows and potential decreased borrowing capacity from the FHLB and Federal Reserve Bank (FRB). The high level of liquidity had a negative impact on net interest margin because the yield on cash and cash equivalents is significantly less than the yield on securities and loans.

Securities available for sale totaled $17.3 million at June 30, 2012 and decreased $1.2 million, or 6.5%, compared to $18.5 million at December 31, 2011. The decrease was due to sales, maturities and repayments in excess of purchases during the current year period.

Net loans totaled $132.4 million at June 30, 2012 and decreased $18.8 million, or 12.4%, from $151.2 million at December 31, 2011. The decrease was primarily due to lower commercial, multi-family residential and commercial real estate loan balances and to a lesser extent, lower single-family residential and consumer loan balances. Beginning in June 2010 and continuing in 2012, management slowed new lending to increase capital ratios and, since receipt of the CFBank Order, to comply with lending restrictions. Commercial, multi-family residential and commercial real estate loans decreased $17.6 million, or 14.3%, and totaled $105.3 million at June 30, 2012. Commercial loans decreased by $5.4 million, or 20.8%, due to principal repayments and payoffs. Multi-family residential loans decreased by $4.1 million, or 15.1%, due to principal repayments and payoffs and $434,000 in charge-offs related to one borrower. Commercial real estate loan balances decreased $8.1 million, or 11.6%, due to principal repayments and payoffs and $904,000 in charge-offs related to eight borrowers. Single-family residential mortgage loans totaled $17.7 million at June 30, 2012 and decreased $504,000, or 2.8%, from $18.2 million at December 31, 2011. The decrease in mortgage loans was due to current period principal repayments and payoffs in excess of loans originated for portfolio. Consumer loans totaled $14.8 million at June 30, 2012 and decreased $1.3 million, or 8.5%, from $16.1 million at December 31, 2011, primarily due to repayments of home equity lines of credit.

The ALLL totaled $5.4 million at June 30, 2012 and decreased $676,000, or 11.1%, from $6.1 million at December 31, 2011. The decrease in the ALLL was due to a 12.4% decrease in overall loan balances, the charge-off of certain nonperforming loans, a 37.9% decrease in nonperforming loans, an 11.3% decrease in past due loans and a 21.4% decrease in criticized and classified loans during the six months ended June 30, 2012. The ratio of the ALLL to total loans was 3.94% at June 30, 2012, compared to 3.89% at December 31, 2011.

Foreclosed assets totaled $2.3 million at June 30, 2012, and decreased $25,000, or 1.1% compared to $2.4 million at December 30, 2011. The decrease in foreclosed assets was due to the addition of three properties totaling $157,000 since December 31, 2011, partially offset by a $182,000 charge to foreclosed assets expense in June 2012 to reflect the fair value of various properties based on sales contracts.

Deposits totaled $198.4 million at June 30, 2012 and decreased $18.7 million, or 8.6%, from $217.0 million at December 31, 2011. The decrease was primarily due to a $17.0 million decrease in certificate of deposit accounts. Certificate of deposit account balances totaled $117.9 million at June 30, 2012 and decreased $17.0 million, or 12.6%, from $135.0 million at December 31, 2011. The decrease was due to a $10.6 million decrease in brokered deposits, as discussed more fully below, and a $6.4 million decrease in retail deposit accounts. Retail certificate of deposit account balances decreased primarily due to customers seeking higher yields than management was willing to offer on these funds.

CFBank is a participant in the Certificate of Deposit Account Registry Service® (CDARS) program, a network of banks that allows us to provide our customers with Federal Deposit Insurance Corporation (FDIC) insurance coverage on certificate of deposit account balances up to $50 million. CDARS balances are considered brokered deposits by regulation. Brokered deposits, including CDARS balances, totaled $43.3 million at June 30, 2012 and decreased $10.6 million, or 19.6%, from $53.9 million at December 31, 2011. We expect brokered deposits to continue to decrease as a result of the prohibition on acceptance or renewal of brokered deposits contained in the CFBank Order.

Customer balances in the CDARS program totaled $8.5 million at June 30, 2012 and decreased $3.5 million, or 28.8%, from $12.0 million at December 31, 2011. Since receipt of the CFBank Order in May 2011, we are prohibited from accepting or renewing brokered deposits, including CDARS balances. Customer balances in the CDARS program have decreased $15.8 million since May 2011 as a result of this prohibition. Customer balances in the CDARS program represented 19.7% of total brokered deposits at June 30, 2012 and 22.3% of total brokered deposits at December 31, 2011. CFBank received limited waivers from the prohibition on renewal of reciprocal CDARS deposits from the FDIC, each for 90 day periods which expired on September 20, 2011, December 19, 2011, March 18, 2012, June 16, 2012 and a current limited waiver which expires on September 14, 2012. The current limited waiver allows CFBank to roll over or renew core deposits in the reciprocal CDARS program that have yet to mature or have matured and remained with CFBank between June 17, 2012 and September 14, 2012. Management intends to submit additional requests for waivers in the future; however, there can be no assurance that the requests will be granted by the FDIC or that customers will roll over or renew their CDARS deposits even if CFBank is granted additional waivers.

Long-term FHLB advances totaled $10.0 million at June 30, 2012 and decreased $5.7 million, or 36.5%, from $15.7 million at December 31, 2011. The decrease was due to the repayment of advances that matured during the period.

Stockholders’ equity totaled $8.3 million at June 30, 2012 and decreased $1.7 million, or 16.7%, from $9.9 million at December 31, 2011. The decrease was primarily due to the $1.4 million net loss, $221,000 in preferred stock dividends accrued but not paid and accretion of discount on preferred stock related to the TARP Capital Purchase Program, and a $55,000 decrease in unrealized gains in the securities portfolio.

With the capital provided by the TARP Capital Purchase Program, we have continued to make financing available to businesses and consumers in our market areas. Since receipt of $7.2 million in TARP Capital Purchase Program proceeds in December 2008 and through June 30, 2012, we have originated or renewed $268.9 million in loans.

Liquidity

Without additional capital, it is unlikely that Central Federal Corporation (the Holding Company) will have sufficient liquidity to continue to meet its operating expenses as they become due. The Holding Company is significantly dependent on dividends from CFBank to provide the cash necessary to meet its obligations. Although CFBank had $78.9 million in cash available from liquid assets and borrowing capacity at June 30, 2012, CFBank may not pay dividends to the Holding Company without receiving prior regulatory approval. There is no assurance that the payment of dividends from CFBank to the Holding Company will be approved by the regulators while CFBank is suffering significant losses. At June 30, 2012, the Holding Company and its subsidiaries, other than CFBank, had cash of $330,000 available to meet cash needs, which is believed by management to be sufficient to cover operating expenses, including expenses in connection with the restructured registered common stock offering, through approximately December 2012. No assurance can be given that operating expenses, including expenses in connection with the registered common stock offering, will not increase from their current projected levels. As a result, there can be no assurance of the sufficiency of the Holding Company’s cash through December 31, 2012.

A portion of the proceeds from the restructured registered common stock offering, if the offering is successfully completed, is expected to be retained by the Holding Company for general corporate purposes and is estimated to be sufficient to support the Holding Company’s cash requirements.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank is a full service bank providing retail/consumer, business banking and residential mortgage loan products and services. We serve the greater Akron and Columbus, Ohio markets through our offices in Fairlawn and Worthington, Ohio, and have offices in Calcutta and Wellsville, Ohio, which are located in what is considered the Utica Shale investment corridor. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this earnings release and in other communications by Central Federal Corporation, including its subsidiaries, together referred to as “the Company,” that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of the Holding Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. The following factors could cause such differences:

•

a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;

•	our ability to maintain sufficient liquidity to continue to fund our operations;

•	our ability to reduce our nonperforming assets and operating expenses;

•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;

•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;

•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its ALLL or write-down assets;

•	our ability to meet the requirements of the Holding Company and CFBank Cease and Desist Orders issued by regulators;

•	our likely inability to generate profits in the future without additional capital;

•	uncertainty related to our ability to continue to receive limited waivers from the FDIC allowing us to roll over or renew reciprocal CDARS deposits;

•	uncertainty related to the ability of the counterparty to call our interest-rate swaps;

•	uncertainty related to the sufficiency of available cash at the Holding Company;

•

uncertainties arising from the Holding Company’s participation in the TARP Capital Purchase Program, including the impact on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by the Holding Company Preferred Stock issued to the Treasury under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption;

•	changes in tax laws, rules and regulations;

•	various monetary and fiscal policies and regulations, including those determined by the FED, the FDIC and the OCC;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;

•	our ability to grow our core businesses;

•	technological factors which may affect our operations, pricing, products and services;

•	unanticipated litigation, claims or assessments; and

•	management’s ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this report speak only as of the date of the report. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations

($ in thousands, except share data)

(unaudited)

	Three months ended June 30,		% change	Six months ended June 30,		% change
	2012	2011		2012	2011
Total interest income	$1,889	$2,568	-26%	$3,905	$5,217	-25%
Total interest expense	683	933	-27%	1,432	1,843	-22%

Net interest income	1,206	1,635	-26%	2,473	3,374	-27%
Provision for loan losses	200	432	-54%	400	1,851	-78%

Net interest income after provision for loan losses	1,006	1,203	-16%	2,073	1,523	36%
Noninterest income
Service charges on deposit accounts	58	69	-16%	117	130	-10%
Net gains on sales of loans	92	24	283%	135	64	111%
Net gains on sales of securities	143	—	n/m	143	—	n/m
Other	47	49	-4%	103	104	-1%

Noninterest income	340	142	139%	498	298	67%
Noninterest expense
Salaries and employee benefits	953	1,033	-8%	1,944	2,074	-6%
Occupancy and equipment	59	69	-14%	133	154	-14%
Data processing	137	145	-6%	279	289	-3%
Franchise taxes	46	64	-28%	101	130	-22%
Professional fees	199	258	-23%	417	559	-25%
Director fees	46	45	2%	91	91	0%
Postage, printing and supplies	56	39	44%	104	87	20%
Advertising and promotion	4	14	-71%	7	24	-71%
Telephone	16	18	-11%	33	40	-18%
Loan expenses	23	20	15%	31	30	3%
Foreclosed assets, net	188	1,152	-84%	206	1,185	-83%
Depreciation	62	104	-40%	129	218	-41%
FDIC premiums	142	175	-19%	298	350	-15%
Amortization of intangibles	10	10	0%	20	20	0%
Regulatory assessment	21	38	-45%	66	75	-12%
Other insurance	38	34	12%	80	51	57%
Other	30	44	-32%	55	75	-27%

Noninterest expense	2,030	3,262	-38%	3,994	5,452	-27%
Net loss	$(684)	$(1,917)	-64%	$(1,423)	$(3,631)	-61%

Net loss attributable to common stockholders	$(795)	$(2,023)	-61%	$(1,644)	$(3,841)	-57%

Share Data
Basic loss per common share	$(0.96)	$(2.45)	-61%	$(1.99)	$(4.65)	-57%
Diluted loss per common share	$(0.96)	$(2.45)	-61%	$(1.99)	$(4.65)	-57%
Average common shares outstanding - basic	822,791	820,266		822,469	819,961
Average common shares outstanding - diluted	822,791	820,266		822,469	819,961

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)

(unaudited)

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Assets
Cash and cash equivalents	$55,209	$63,284	$61,436	$63,816	$60,436
Interest-bearing deposits in other financial institutions	1,984	1,984	1,984	1,984	—
Securities available for sale	17,312	18,108	18,516	20,024	27,333
Loans held for sale	1,573	833	1,210	2,262	1,810
Loans	137,786	145,923	157,270	165,451	179,532
Less ALLL	(5,434)	(5,641)	(6,110)	(6,955)	(8,050)

Loans, net	132,352	140,282	151,160	158,496	171,482
FHLB stock	1,942	1,942	1,942	1,942	1,942
Loan servicing rights	31	35	37	37	47
Foreclosed assets, net	2,345	2,453	2,370	2,370	2,370
Premises and equipment, net	5,423	5,485	5,534	5,758	5,851
Assets held for sale	167	167	167	—	—
Other intangible assets	69	79	89	99	109
Bank owned life insurance	4,338	4,306	4,273	4,239	4,208
Accrued interest receivable and other assets	2,870	2,482	2,202	4,361	2,202

Total assets	$225,615	$241,440	$250,920	$265,388	$277,790

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$15,042	$18,343	$18,409	$20,116	$19,638
Interest bearing	183,310	189,529	198,640	206,628	218,585

Total deposits	198,352	207,872	217,049	226,744	238,223
Long-term FHLB advances	10,000	15,742	15,742	15,742	18,742
Advances by borrowers for taxes and insurance	55	124	159	49	79
Accrued interest payable and other liabilities	3,771	3,326	2,871	6,267	3,309
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	217,333	232,219	240,976	253,957	265,508
Stockholders’ equity	8,282	9,221	9,944	11,431	12,282

Total liabilities and stockholders’ equity	$225,615	$241,440	$250,920	$265,388	$277,790

Consolidated Financial Highlights

($ in thousands except per share data)

(unaudited)

	At or for the three months ended					At or for the six months ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
	2012	2012	2011	2011	2011	2012	2011
Earnings (loss)
Net interest income	$1,206	$1,267	$1,346	$1,458	$1,635	$2,473	$3,374
Provision for loan losses	$200	$200	$1,119	$405	$432	$400	$1,851
Noninterest income	$340	$158	$319	$506	$142	$498	$298
Noninterest expense	$2,030	$1,964	$1,905	$1,994	$3,262	$3,994	$5,452
Net loss	$(684)	$(739)	$(1,359)	$(435)	$(1,917)	$(1,423)	$(3,631)
Net loss attributable to common stockholders	$(795)	$(849)	$(1,467)	$(542)	$(2,023)	$(1,644)	$(3,841)
Basic loss per common share	$(0.96)	$(1.03)	$(1.78)	$(0.66)	$(2.45)	$(1.99)	$(4.65)
Diluted loss per common share	$(0.96)	$(1.03)	$(1.78)	$(0.66)	$(2.45)	$(1.99)	$(4.65)
Performance Ratios (annualized)
Return on average assets	(1.19%)	(1.22%)	(2.15%)	(0.65%)	(2.69%)	(1.20%)	(2.54%)
Return on average equity	(31.77%)	(31.40%)	(50.41%)	(14.73%)	(58.14%)	(31.58%)	(51.44%)
Average yield on interest-earning assets	3.60%	3.60%	3.65%	3.71%	3.83%	3.57%	3.95%
Average rate paid on interest-bearing liabilities	1.36%	1.41%	1.46%	1.44%	1.50%	1.38%	1.48%
Average interest rate spread	2.24%	2.19%	2.19%	2.27%	2.33%	2.19%	2.47%
Net interest margin, fully taxable equivalent	2.30%	2.26%	2.29%	2.36%	2.44%	2.26%	2.55%
Efficiency ratio	143.98%	137.12%	122.73%	114.55%	118.91%	140.52%	116.91%
Noninterest expense to average assets	3.54%	3.23%	3.02%	2.99%	4.57%	3.38%	3.81%
Capital
Core capital ratio (1)	5.47%	5.39%	5.39%	5.55%	5.40%	5.47%	5.40%
Total risk-based capital ratio (1)	10.42%	10.55%	10.30%	10.41%	10.10%	10.42%	10.10%
Tier 1 risk-based capital ratio (1)	9.13%	9.27%	9.02%	9.13%	8.81%	9.13%	8.81%
Tangible capital ratio (1)	5.47%	5.39%	5.39%	5.55%	5.40%	5.47%	5.40%
Equity to total assets at end of period	3.67%	3.82%	3.96%	4.31%	4.42%	3.67%	4.42%
Tangible equity to tangible assets	3.64%	3.79%	3.93%	4.27%	4.38%	3.64%	4.38%
Book value per common share	$1.37	$2.53	$3.42	$5.24	$6.28	$1.37	$6.28
Tangible book value per common share	$1.29	$2.43	$3.31	$5.12	$6.15	$1.29	$6.15
Period-end market value per common share	$1.56	$3.90	$3.10	$4.75	$4.00	$1.56	$4.00
Period-end common shares outstanding	825,710	825,710	825,710	825,630	825,630	825,710	825,630
Average basic common shares outstanding	822,791	822,147	821,494	820,864	820,266	822,469	819,961
Average diluted common shares outstanding	822,791	822,147	821,494	820,864	820,266	822,469	819,961
Asset Quality
Nonperforming loans	$5,156	$5,853	$8,301	$5,280	$7,152	$5,156	$7,152
Nonperforming loans to total loans	3.74%	4.01%	5.28%	3.19%	3.98%	3.74%	3.98%
Nonperforming assets to total assets	3.32%	3.44%	4.25%	2.88%	3.43%	3.32%	3.43%
Allowance for loan losses to total loans	3.94%	3.87%	3.89%	4.20%	4.48%	3.94%	4.48%
Allowance for loan losses to nonperforming loans	105.39%	96.38%	73.61%	131.72%	112.56%	105.39%	112.56%
Net charge-offs	$416	$669	$1,966	$1,502	$1,812	$1,085	$3,558
Annualized net charge-offs to average loans	1.18%	1.79%	4.89%	3.55%	3.92%	1.49%	3.77%
Average Balances
Loans	$134,921	$143,620	$154,036	$161,650	$175,567	$139,271	$179,183
Assets	$229,684	$243,238	$252,663	$266,734	$285,538	$236,461	$285,920
Stockholders’ equity	$8,613	$9,413	$10,783	$11,814	$13,190	$9,013	$14,117

(1)	Regulatory capital ratios of CFBank